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                                                                    Exhibit 23.3

Independent Auditors' Consent


We consent to the use in this Registration Statement of Abraxas Petroleum Corporation on Form S-4 of our report dated March 28, 2002 (except for Note 11, for which the date is January 23, 2003) on the financial statements of Grey Wolf Exploration Inc. (which report expresses an unqualified opinion, and includes an explanatory paragraph, following the opinion paragraph, relating to our previously issued report on the financial statements of Grey Wolf Exploration Inc. which excluded differences between Canadian and United States generally accepted accounting principles as set out in Note 10, and for U.S. readers has a Canada-U.S. reporting difference which would require an explanatory paragraph, following the opinion paragraph, relating to the Company's changes in accounting policies and significant subsequent events that have been disclosed in the financial statements), appearing in the Prospectus, which is part of this Registration Statement.







Calgary, Canada                                       /s/ Deloitte & Touche LLP
February 7, 2003                                          Chartered Accountants